EXHIBIT 99.1

Global Geophysical Reports First Quarter EPS of $0.19 Per Share

Revenues Increase 25%

HOUSTON, April 25, 2012 (GLOBE NEWSWIRE) -- Global Geophysical Services, Inc. (NYSE:GGS) today announced financial results for its first quarter ended March 31, 2012.

First Quarter Highlights

  Income from Operations increased to $19.9 million, or 21% of revenues, up from 13.5% in the fourth quarter of 2011.
  Revenues increased 25% to $96.1 million driven by growth in Proprietary Services activities compared to $76.8 million for the first quarter of 2011.
  International revenues represented 48% of the company's revenues for the quarter, up from 43% in the fourth quarter of 2011.
  Proprietary Services Gross Margins increased to 26% in the first quarter, compared with 14% in the fourth quarter of 2011. Proprietary Services revenues represented 67% of the quarter's revenues.
  Backlog as of March 31, 2012 increased to $206 million, compared with $201 million as of December 31, 2011. Approximately 90% of the backlog is expected to be recognized during the second and third quarters.
  Liquidity at March 31, 2012 increased to $72.9 million, compared to $21.5 million as of December 31, 2011.
  Multi-client late sales revenues were $14.7 million during the first quarter of 2012, compared to $10.4 million during the first quarter of 2011 and $14.2 million during the fourth quarter of 2011.
  SG&A expense for the quarter includes a $2.8 million non-recurring charge in connection with the resolution of previously noted legacy disputed receivables with certain customers.
  The company realized cash proceeds of $14 million from the sale of certain legacy recording assets. As previously noted, proceeds will be used primarily to fund purchases of nodal AUTOSEIS® (1) HDR channels.
  As of March 31, 2012 Global had transitioned 35% of its recording instrumentation portfolio to its proprietary land nodal AUTOSEIS® HDR units.

Richard Degner, President and CEO, commented:

"The first quarter marked substantial progress on a number of the company's initiatives. Margins for Proprietary Services activities of 26% represented the third consecutive quarterly margin increase. Data library late sales during the quarter were 41% higher than the first quarter of 2011 and exceeded levels from the fourth quarter of 2011. Income from Operations exceeded 20% driving quarterly earnings to 19 cents a share, a record.

Backlog increased to $206 million on robust bidding volumes across all geographic regions. The pricing environment for data acquisition services continues to improve. The Western Hemisphere remains our principal area of program activity with revenue growth from North America and Latin America as the key driver of a 25% increase in revenues compared to the first quarter of 2011.

Global also made considerable progress in the transition to its proprietary Autoseis HDR nodal recording system, including recent successful efforts when applied in Vibroseis applications. Beyond North America, Autoseis is now deployed in Colombia, Brazil and Iraq. We expect that Autoseis will comprise the majority of the company's land systems channel count by the end of the third quarter.

Growth in HDR channels has been accompanied by divestitures of the company's cabled systems. During the first quarter, Global realized $14 million in proceeds from the sale of cable systems that is being applied to fund the transition to Autoseis nodal systems. Net PP&E investment for 2012 is expected to be in the range of $30 - $35 million.

Global completed its acquisition of Sensor Geophysical during the first quarter which extends GGS' extensive multi-component capabilities with Sensor's unique multi-component processing toolkit. GGS is expecting to further leverage converted wave imaging capabilities provided through this combination through the planned introduction of its own next generation autonomous Autoseis nodal 3C system during the second half of 2012.

During the quarter, Global also broadened the customer categories for its Multi-client data library through a licensing and framework agreement with Halliburton. The agreement provides for cross-licensing of the companies' respective products. Most notably, we believe the relationship validates the on-going importance of our Reservoir Grade seismic data to a broad range of disciplines including engineering, geophysics and geoscience to aid in large scale reservoir characterization and analysis. Beyond the initial focus area of the Eagle Ford shale, we are expecting further collaboration opportunities across multiple geographical markets."

First Quarter Results

The following table sets forth our consolidated revenues for the three months ended March 31, 2012 and for the corresponding period of 2011 (amounts in millions):

	Three Month Period Ended
	March 31,
Revenues by Service	(unaudited)
	2012		2011
	Amount	%	Amount	%
Proprietary Services	$ 64.8	67%	$ 39.0	51%
Multi-client Services	31.3	33%	37.8	49%
Total	$ 96.1	100%	$ 76.8	100%

	Three Month Period Ended
	March 31,
Revenues by Area	(unaudited)
	2012		2011
	Amount	%	Amount	%
United States	$ 49.8	52%	$ 41.2	54%
International	46.3	48%	35.6	46%
Total	$ 96.1	100%	$ 76.8	100%

We recorded revenues of $96.1 million for the three months ended March 31, 2012 compared to $76.8 million for the same period of 2011, an increase of $19.3 million, or 25%.

We recorded revenues from Proprietary Services of $64.8 million for the three months ended March 31, 2012 compared to $39.0 million for the same period of 2011, an increase of $25.8 million or 66%. The United States represented $18.5 million of that revenue, an increase of $15.1 million from the corresponding period in 2011.

Multi-client Services generated revenues of $31.3 million for the three months ended March 31, 2012 compared to $37.8 million for the same period of 2011, a decrease of $6.5 million, or 17%. The $31.3 million in Multi-client Services revenues included $14.7 million of late sale revenues, $15.6 million of pre-commitment revenues, and $1.0 million of data swap revenues. This compared to $10.4 million of late sale revenues, $26.4 million of pre-commitment revenues, and $1.0 million of data swap revenues during the same period of 2011. Table 3 provides selected data regarding our Multi-client Services Library activities.

Income from Operations for the quarter ending March 31, 2012 was 21% of revenues, compared to 14% in the same period of 2011.

Included within operating expenses is Multi-client Services amortization of $22.4 million, representing a 71% effective amortization rate. Gross depreciation expense for the quarter was $10.1 million, of which $3.0 million was capitalized in connection with our Multi-client Services library investments resulting in net depreciation expense of $7.1 million. Table 2 provides a reconciliation of Net Income to EBITDA (a non-GAAP measure).

Conference Call and Webcast Information

Global Geophysical has scheduled a conference call for Wednesday, April 25, 2012, at 12:00 p.m. Eastern Time (11:00 a.m. Central /10:00 a.m. Mountain /9:00 a.m. Pacific). Investors and analysts are invited to participate in the call by phone or via the internet webcast at: http://ir.globalgeophysical.com/

Conference Call Information:

Conference Topic: Global Geophysical Services Q1 Earnings Call
Date of Call: 4/25/2012
Time of Call: 12:00 p.m. Eastern Time

Participant Operator Assisted Toll-Free Dial-In Number: (877) 312-5527
Participant Operator Assisted International Dial-In Number: (253) 237-1145

The webcast from the call will be available for on-demand replay on our investor relations website at: http://ir.globalgeophysical.com/results.cfm

About Global Geophysical Services, Inc.

GGS provides an integrated suite of Geoscience solutions to the global oil and gas industry including high-resolution RG-3D Reservoir Grade® seismic data acquisition, Multi-client data library products, micro seismic monitoring, seismic data processing, data analysis, and interpretation services. GGS combines experience, innovation, operational safety, and environmental responsibility with leading edge geophysical technology to facilitate successful E&P execution. GGS' combined product and service offerings provide the ability to Gain InSight™ in the exploration and production of hydrocarbons. GGS is headquartered in Houston, Texas. To learn more about GGS, visit www.GlobalGeophysical.com.

(1)AUTOSEIS® is a registered trademark of GGS, and hereinafter all references to the term AUTOSEIS or Autoseis shall refer to AUTOSEIS®.

The Global Geophysical Services, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7300

Forward-Looking Statements

The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, included in this earnings release that address activities, events or developments that Global Geophysical expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements include but are not limited to statements about business outlook for the year, backlog and bid activity, business strategy, and related financial performance and statements with respect to future events. Such forward-looking statements are based on certain assumptions made by the Company based on management's experience and perception of historical trends, industry conditions, market position, future operations, profitability, liquidity, backlog, capital resources and other information currently available to management and believed to be appropriate.

Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to the volatility of oil and natural gas prices, disruptions in the global economy, dependence upon energy industry spending, delays, reductions or cancellations of service contracts, high fixed costs of operations, weather interruptions, inability to obtain land access rights of way, industry competition, limited number of customers, credit risk related to our customers, asset impairments, the availability of capital resources, and operational disruptions. Global Geophysical Services Form 10-K for the year ended December 31, 2011, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect Global's business, results of operations, and financial condition. These forward-looking statements reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategies and liquidity. Although the Company believes that the expectations reflected in such statements are reasonable, the Company can give no assurance that such expectations will be correct. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements. We assume no obligation to update any such forward-looking statements.

Backlog estimates are based on a number of assumptions and estimates including assumptions related to foreign exchange rates, proportionate performance of contracts and our valuation of assets, such as seismic data, to be received by us as payment under certain agreements. The realization of our backlog estimates are further affected by our performance under term rate contracts, as the early or late completion of a project under term rate contracts will generally result in decreased or increased, as the case may be, revenues derived from these projects. Contracts for services are occasionally modified by mutual consent and may be cancelable by the client under certain circumstances. Consequently, backlog as of any particular date may not be indicative of actual operating results for any future period. More information can be found set forth under "Risk Factors" in our Form 10-K filed with the Securities and Exchange Commission.

Non-GAAP Financial Measure

EBITDA is a non-GAAP financial measure as defined by Regulation G promulgated by the U.S. Securities and Exchange Commission. The Company believes EBITDA is useful to an investor in evaluating our operating performance because this measure is widely used by investors in the energy industry to measure a company's operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon, among other factors, accounting methods, book value of assets, capital structure and the method by which assets were acquired. The Company further believes EBITDA helps investors more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure and asset base from the Company's operating structure. EBITDA is also used as a supplemental financial measure by the Company's management in presentations to our board of directors, as a basis for strategic planning and forecasting, and as a component for setting incentive compensation.

EBITDA has limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Limitations to using EBITDA as an analytical tool include:

  EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or capital commitments;
  EBITDA does not reflect changes in, or cash requirements necessary to service interest or principal payments on, our debt;
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements;
  and other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.
GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Month Period Ended
	March 31,
	2012	2011
	(unaudited)

REVENUES	$ 96,111	$ 76,835

OPERATING EXPENSES	60,694	55,075

GROSS PROFIT	35,417	21,760

SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES	15,541	11,012

INCOME FROM OPERATIONS	19,876	10,748

OTHER INCOME (EXPENSE)
Interest expense, net	(7,115)	(5,807)
Foreign exchange gain (loss)	(110)	818
Other expense	(182)	(2)
TOTAL OTHER EXPENSE	(7,407)	(4,991)

INCOME BEFORE INCOME TAXES	12,469	5,757

INCOME TAX EXPENSE	5,749	3,012

INCOME AFTER INCOME TAXES	6,720	2,745

NET LOSS, attributable to non-controlling interests	(210)	(44)

NET INCOME, attributable to common shareholders	$ 6,930	$ 2,789

INCOME PER COMMON SHARE
Basic	$ 0.19	$ 0.08
Diluted	$ 0.19	$ 0.08

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	37,039	36,407
Diluted	37,039	36,668

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2012	2011
	(unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$ 26,988	$ 21,525
Restricted cash investments	2,821	5,639
Accounts receivable, net	81,254	86,889
Income and other taxes receivable	6,197	7,060
Prepaid expenses and other current assets	4,134	6,050
TOTAL CURRENT ASSETS	121,394	127,163

MULTI-CLIENT LIBRARY, net	253,728	232,235

PROPERTY AND EQUIPMENT, net	113,456	118,420

GOODWILL	12,381	12,381

INTANGIBLE ASSETS, net	14,714	9,929

OTHER ASSETS	7,924	6,245

TOTAL ASSETS	$ 523,597	$ 506,373

GLOBAL GEOPHYSICAL SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (CONTINUED)
(In thousands, except share and per share data)

	March 31, 2012	December 31, 2011
	(unaudited)
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$ 53,946	$ 55,764
Current portion of long-term debt	14,357	11,416
Current portion of capital lease obligations	6,682	7,256
Income and other taxes payable	2,551	5,169
Deferred revenue	43,711	39,560
Other payables	3,749	821
TOTAL CURRENT LIABILITIES	124,996	119,986

DEFERRED INCOME TAXES, net	6,122	2,120

LONG-TERM DEBT, net of current portion and unamortized discount	266,908	265,873

CAPITAL LEASE OBLIGATIONS, net of current portion	1,411	2,613

NON-CONTROLLING INTERESTS	1,259	1,469

OTHER LIABILITIES	750	750

TOTAL LIABILITIES	401,446	392,811

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common Stock, $0.01 par value, 100.0 million shares authorized, 46.8 million shares and 46.7 million shares issued and 37.1 million shares and 37.0 million shares outstanding at March 31, 2012 and December 31, 2011, respectively	468	467
Additional paid-in capital	247,763	246,104
Accumulated deficit	(29,554)	(36,484)
	218,677	210,087
Less: treasury stock, at cost, 9.7 million shares and 9.7 million shares at March 31, 2012 and December 31, 2011, respectively	96,526	96,525
TOTAL STOCKHOLDERS' EQUITY	122,151	113,562

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 523,597	$ 506,373

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Month Period Ended
	March 31,
	2012	2011
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income, attributable to common shareholders	$ 6,930	$ 2,789
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation (net) and amortization expense	30,218	33,910
Non-cash revenue from Multi-client data exchange	(932)	(973)
Deferred tax expense	4,002	1,097
Gain on sale of assets	(9,423)	(65)
Other	1,578	1,593
Effects of changes in operating assets and liabilities	6,554	15,057
NET CASH PROVIDED BY OPERATING ACTIVITIES	38,927	53,408

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(9,698)	(8,220)
Investment in Multi-client library	(38,686)	(52,075)
Investment in unconsolidated subsidiary	(250)	--
Change in restricted cash investments	2,818	(2,662)
Purchase of intangibles	(2,547)	(1,000)
Proceeds from sale of assets	14,018	66
NET CASH USED IN INVESTING ACTIVITIES	(34,345)	(63,891)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt, net of discount	51,433	--
Principal payments on long-term debt	(1,692)	(2,597)
Net proceeds on revolving credit facility	(45,940)	5,000
Debt issuance costs	(1,364)	--
Principal payments on capital lease obligations	(1,775)	--
Purchase of treasury stock	--	(1)
Issuances of stock, net	219	705
NET CASH PROVIDED BY FINANCING ACTIVITIES	881	3,107

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	5,463	(7,376)

CASH AND CASH EQUIVALENTS, beginning of period	21,525	28,237

CASH AND CASH EQUIVALENTS, end of period	$ 26,988	$ 20,861

Global Geophysical Services
Table 1: Segment Gross Margin Analysis (UNAUDITED)
(In thousands, except percentages)

	Three Month Period Ended March 31,				Three Month Period Ended
	2012		2011		December 31, 2011

Proprietary Services
Revenues	$ 64,835		$ 39,041		$ 62,292
Operating expenses(1)	47,761		29,629		53,546
Gross margin	$ 17,074	26.3%	$ 9,412	24.1%	$ 8,746	14.0%

Multi-client Services
Pre-Commit Revenue	$ 15,643		$ 26,390		$ 35,531
Late Sale Revenue	14,701		10,431		14,171
Non-cash data swaps	932		973		1,098
Revenues	$ 31,276		$ 37,794		$ 50,800
Operating expenses (2)	22,356		25,511		31,327
Gross margin	$ 8,920	28.5%	$ 12,283	32.5%	$ 19,473	38.3%

Consolidated
Revenues	$ 96,111		$ 76,835		$ 113,092
Operating expenses(1)	70,117		55,140		84,873
Gain on sale of assets	(9,423)		(65)		(214)
Gross margin	$ 35,417	36.9%	$ 21,760	28.3%	$ 28,433	25.1%

SG&A	15,541		11,012		13,117
Operating Income	$ 19,876	20.7%	$ 10,748	14.0%	$ 15,316	13.5%

(1) Excludes gain/loss on sale of assets;
(2) Represents Multi-client amortization expense.

Global Geophysical Services
Table 2: Reconciliation of Net Income to EBIT and EBITDA (a Non-GAAP Measure)(1) (UNAUDITED)
(In thousands, except per share amounts)

	Three Month Period Ended March 31,				Three Month Period Ended
	2012		2011		December 31, 2011

	Amount	Per Share (2)	Amount	Per Share (2)	Amount	Per Share (2)

Net income, attributable to common shareholders	$ 6,930	$ 0.19	$ 2,789	$ 0.08	$ 1,404	$ 0.04

Net (loss) income, attributable to non-controlling interests	(210)		(44)		111
Income tax expense	5,749		3,012		6,100
Interest expense, net	7,115		5,807		6,710
EBIT(1)	19,584	$ 0.53	11,564	$ 0.32	14,325	$ 0.39

Add: Multi-client amortization	22,356		25,511		31,327
Add: Depreciation (net) and intangible amortization	7,862		8,399		6,810
EBITDA(1)	$ 49,802	$ 1.34	$ 45,474	$ 1.24	$ 52,462	$ 1.42

(1) EBIT, EBITDA, EBIT per share and EBITDA per share (as defined in the calculations above) are non GAAP measurements.
(2) Calculated using diluted weighted average shares outstanding.

Global Geophysical Services
Table 3: Selected Multi-client Services additional data (UNAUDITED)
(In thousands, except square miles and amortization rates)

	2009	2010	2011	Q1-2012	Q1-2011
Multi-client Services revenues (period)
Pre-commitments	$ 13,365	$ 109,109	$ 126,002	$ 15,643	$ 26,390
Late sales	2,250	16,376	48,319	14,701	10,431
Subtotal	$ 15,615	$ 125,485	$ 174,321	$ 30,344	$ 36,821
Non-cash data swaps	8,880	9,382	3,113	932	973
Total Revenue	$ 24,495	$ 134,867	$ 177,434	$ 31,276	$ 37,794

Multi-client Services amortization	$ 18,629	$ 92,702	$ 112,668	$ 22,356	$ 25,511
Average amortization rate (%)	76%	69%	64%	71%	68%

Revenues (cumulative)
Pre-commitments	$ 38,350	$ 147,459	$ 273,461	$ 289,104	$ 173,849
Late sales	2,250	18,626	66,945	81,646	29,057
Subtotal	$ 40,600	$ 166,085	$ 340,406	$ 370,750	$ 202,906
Non-cash data swaps	8,880	18,262	21,375	22,307	19,235
Total Revenue	$ 49,480	$ 184,347	$ 361,781	$ 393,057	$ 222,141

Amortization (cumulative)	$ 37,774	$ 130,476	$ 243,144	$ 265,500	$ 155,987
Average amortization rate (%)	76%	71%	67%	68%	70%

Multi-client Services investment (period)
Cash	$ 34,353	$ 170,755	$ 177,746	$ 38,686	$ 52,075
Capitalized depreciation	3,729	20,369	16,901	2,958	4,667
Non-cash data swaps(1)	8,880	10,079	4,360	2,205	1,689
Total	$ 46,962	$ 201,203	$ 199,007	$ 43,849	$ 58,431

Investment (cumulative)
Cash	$ 59,522	$ 230,277	$ 408,023	$ 446,709	$ 282,352
Capitalized depreciation	6,767	27,136	44,037	46,995	31,803
Non-cash data swaps(1)	8,880	18,959	23,319	25,524	20,648
Total	$ 75,169	$ 276,372	$ 475,379	$ 519,228	$ 334,803

Cumulative amortization	$ 37,774	$ 130,476	$ 243,144	$ 265,500	$ 155,987
Multi-client net book value	$ 37,395	$ 145,896	$ 232,235	$ 253,728	$ 178,816

Multi-client Services backlog at period end	$ 65,700	$ 137,430	$ 122,781	$ 136,835	$ 144,370
Multi-client Services deferred balance at period end	$ 37,213	$ 41,059	$ 35,774	$ 40,431	$ 53,724
Square Miles of Data Library at period end (approximately)	900	3,700	6,700	7,100	4,600
(1) Includes non-cash data swap investment recorded as deferred revenue.
CONTACT: Mathew Verghese
         Chief Financial Officer
         ir@globalgeophysical.com
         www.globalgeophysical.com
         Phone: 713-808-1750
         Fax: (713) 972-1008